Exhibit 5.3

October 30, 2018

Four Corners Property Trust, Inc.
591 Redwood Highway
Suite 1150
Mill Valley, California 94941

Re:
Four Corners Property Trust, Inc., a Maryland corporation (the “Company”) – Issuance and sale of shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Company having an aggregate gross sales price of up to $150,000,000 (the “Shares”) to be issued and sold from time to time pursuant to the Agreement (as defined herein) and pursuant to a Registration Statement on Form S-3 (File No. 333-214908) filed with the Securities and Exchange Commission (the “Commission”) on December 5, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)
the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on October 22, 2015;

(ii)	the Amended and Restated Bylaws of the Company, dated as of October 22, 2015 (the “Bylaws”);

(iii)
resolutions adopted, and other actions taken, by the Board of Directors of the Company (the “Board”) on or as of November 17, 2016, June 2, 2017, April 3, 2018, May 30, 2018, July 12, 2018 and September 20, 2018 (collectively, the “Board Resolutions”), resolutions adopted by the Pricing Committee of the Board (the “Pricing Committee”) on or as of December 5, 2016 (the “Pricing Committee Resolutions”), and the form of resolutions, in substantially the form attached to the Agreement as Exhibit A, to be adopted from time to time by the Pricing Committee (the “Subsequent Pricing Committee Resolutions”, and together with the Board Resolutions and the Pricing Committee Resolutions and any additional resolutions adopted, or other actions taken, subsequent to the date hereof by the Board as contemplated by paragraph (j) below, collectively, the “Directors’ Resolutions”);

(iv)	the Registration Statement filed by the Company with the Commission under the Act, the related base prospectus, dated December 5, 2016, and the related prospectus supplement, dated December 5, 2016;

(v)
a fully executed counterpart of the Equity Distribution Agreement, dated as of December 5, 2016, by and among the Company, Four Corners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), of which the sole general partner is Four Corners GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, and Morgan Stanley & Co. LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sales agents (collectively, the “Managers”), and a fully executed counterpart of Amendment No. 1 to Equity Distribution Agreement, dated as of October 30, 2018, by and among the Company, the Operating Partnership and the Managers (collectively, the “Agreement”);

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(vii)
a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Board Resolutions and the Pricing Committee Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Board Resolutions and the Pricing Committee Resolutions, the authorization for issuance of the Shares, the form of the Subsequent Pricing Committee Resolutions and the form, approval, execution and delivery of the Agreement; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.
In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)
any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	the Officers’ Certificate and all other certificates submitted to us are true and correct both when made and as of the date hereof;

(e)
neither the issuance and sale of the Shares pursuant to the Agreement, nor the ownership of the Shares by purchasers thereof, will violate any of the ownership or transfer restrictions or limitations contained in the Charter;

(f)
prior to the issuance and sale of any of the Shares, the Subsequent Pricing Committee Resolutions setting forth, with respect to such Shares, the maximum number of Shares to be issued and sold, the minimum price to be received by the Company per Share (after giving effect to any discounts provided or commissions paid by the Company in connection with the offering of such Shares), and the maximum compensation to be paid to the Managers, will have been duly adopted at a duly convened meeting of the members of the Pricing Committee, or by unanimous consent of the members of the Pricing Committee given in writing or by electronic transmission, in accordance with the powers and authority delegated to the Pricing Committee by the Board pursuant to the Board Resolutions;

(g)
the aggregate gross sales price of all of the Shares issued and sold pursuant to the Agreement will not exceed $150,000,000, and the aggregate number of Shares issued and sold pursuant to the Agreement will not exceed the maximum aggregate number authorized for issuance and sale in the Directors’ Resolutions;

(h)
the consideration per share to be received by the Company for each Share issued and sold pursuant to the Agreement will be determined in accordance with, and will not be less than the minimum consideration per share set forth in, the Directors’ Resolutions;

(i)
upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

(j)
to the extent that Shares are issued and sold on or after November 15, 2018 pursuant to the Agreement (any Shares so issued and sold on or after such date, the “Additional Shares”), the Board will have taken valid action in accordance with Maryland law prior to the issuance and sale of any such Additional Shares to delegate to the Pricing Committee, upon the same terms set forth in the Board Resolutions, all powers and authority of the Board to authorize the issuance and sale of such Additional Shares and the terms of such issuance and sale, and the Pricing Committee will have taken valid action in accordance with such delegation to adopt Subsequent Pricing Committee Resolutions duly authorizing the issuance and sale of such Additional Shares.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)
The Shares have been generally authorized for issuance by the Company pursuant to the Agreement, and when Shares are issued and delivered pursuant to due authorization by the Pricing Committee subsequent to the date hereof, in exchange for payment of the consideration therefor, as provided in, and in accordance with the terms of, the Agreement and the Directors’ Resolutions, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP